Exhibit 10(a)

To the Board of Trustees of
Frank Russell Investment Company

     We consent to the incorporation by reference in Post-Effective Amendment No. 44 to the Registration Statement of Frank Russell Investment Company on Form N-1A of our reports dated February 15, 1999, on our audits of the financial statements and financial highlights of the Fund (comprised of Equity I Fund, Equity II Fund, Equity III Fund, Equity Q Fund, International Fund, Emerging Markets Fund, Fixed Income I Fund, Short Term Bond Fund (formerly Fixed Income II Fund), Fixed Income III Fund, Money Market Fund, Diversified Equity Fund, Special Growth Fund, Equity Income Fund, Quantitative Equity Fund, International Securities Fund, Real Estate Securities Fund, Diversified Bond Fund, Tax Exempt Bond Fund (formerly Limited Volatility Tax Free Fund), Multistrategy Bond Fund, Volatility Constrained Bond Fund U.S. Government Money Market Fund, Tax Free Money Market Fund, Equity T Fund, LifePoints Equity Balanced Strategy Fund, LifePoints Aggressive Strategy Fund, LifePoints Balanced Strategy Fund, LifePoints Moderate Strategy Fund and LifePoints Conservative Strategy Fund) which reports are included in the Annual Reports to the shareholders for the year ended December 31, 1998, which are incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" and "Additional Information" in the Prospectus, and "Independent Accountants" in the Statement of Additional Information.


/S/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
August 27, 1999